Evofem Biosciences, Inc. (NASDAQ: EVFM)
Q4 2020 Earnings Conference Call
March 4, 2021 4:30 PM ET

Company Participants
Amy Raskopf – VP, Investor Relations
Saundra Pelletier - CEO
Jay File - CFO
Russ Barrans – Chief Commercial Officer
Harry Jordan - VP, Market Access and Distribution
Conference Call Participants
Jeff Hung - Morgan Stanley
Annabel Samimy - Stifel
David Amsellem - Piper Sandler
Ram Selvaraju - H.C. Wainwright
Operator
Ladies and gentlemen, thank you for standing by, and welcome to Evofem's Fourth Quarter and Year-End 2020 Conference Call. At this time, all participant lines are in a listen-only mode. After the speakers' presentation, there will be question-and-answer session. [Operator Instructions] Please be advised that today's conference is being recorded. [Operator Instructions]
I would now like to hand the conference over to your host, Amy Raskopf. Please go ahead.
Amy Raskopf
Thank you. Hi everyone, this is Amy Raskopf, Evofem Biosciences’ Vice President of Investor Relations. Thank you for participating in today's call. If you haven't done so already, I encourage you to access our Q4 and year-end 2020 presentation and the press release we issued earlier this afternoon, both of which are at evofem.investorroom.com/q4ye2020results.
During this call, we will make forward-looking statements regarding the company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the Safe Harbor Provision under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed in or implied by these forward-looking statements as a result of various important factors, including those noted on Slide 2 and described in the company's SEC filings, which are available at sec.gov and in the investors section of evofem.com.
These forward-looking statements are made only as of today, March 4, 2021. Although the company may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so even as new information becomes available, or other events occur in the future.
And with that, I'll turn the call over to Saundra Pelletier, Evofem's CEO.

Saundra Pelletier
Thank you, Amy. Hello everyone and thank you so much for joining us. 2020 was a year of execution for Evofem. I like to use the term ‘WACDAD’ inside the company. Words are cheap, deeds are dear, and 2020 showcased our team's ability to execute. We achieve key objectives on every front. We secured FDA approval of Phexxi, our non-hormonal prescription contraceptive vaginal gel. We raised critical funds from respected institutional investors. We launched Phexxi in the U.S. We gained Orange Book listing for two Phexxi patents, and we initiated our pivotal Phase 3 STI trial.
While we are excited to report our first full quarter of Phexxi revenues today, we are even more excited about the meaningful growth that we're seeing in 2021. And in particular, since we've launched the “Get Phexxi” DTC campaign on Valentine's Day to propel the Phexxi uptake curve. This includes the 362% increase in direct searches for Phexxi. I'm going to discuss those metrics, our expectations for 2021 and other initiatives intended to drive long-term growth after our CFO, Jay File reviews the financial results. Jay?
Jay File
Thank you, Saundra, and good afternoon, everyone. Before I start, I want to be clear that I'll be rounding all numbers in today's presentation.
The fourth quarter of 2020 was our first full quarter of product sales following the U.S. commercial launch of Phexxi in September.
For the year ended December 31, 2020 gross revenues on the 8600 units shipped to our wholesalers were reduced by strong utilization of the Phexxi co-pay assistance program, as well as fixed costs primarily associated with distributor fees.
We intentionally prioritized demand and increasing access to Phexxi for all women at commercial launch. We anticipated that our co-pay program would be our primary mechanism to achieve this near-term goal and it is working effectively. With our strategic approach to maximize access and profitability, we will continue to assess the utilization of the various components of our co-pay program as we move forward.
Operating costs for both the fourth quarter and for the year ended December 31, 2020 either beat or meet our guidance on these periods. As compared to the respective prior year periods, increased activity from both the fourth quarter and the full year results for 2020 reflects higher research and development cost for clinical trial expenses, related to EVOGUARD, which we initiated in October 2020; increased sales marketing costs associated with the establishment of our sales organization in 2020; and significantly higher media and advertising costs related to the commercial launch, and in general and administrative costs, higher legal audit, financing advisory fees, sales force recruiting costs and payroll related costs due to increased headcount.
For the year ended December 31, 2020 net loss attributable to common stockholders increased to $142.3 million, or a net loss of $2.12 per share. This is compared with a net loss of $80 million, or $1.99 per share, for the prior year.

In Q4 2020, we raised $25 million from a strategic investment in Evofem by Adjuvant Capital, which for financial reporting purposes is reflected within restricted cash on our balance sheet due to specific user requirements in that agreement.
We closed the year with $48.9 million in unrestricted cash and cash equivalents and $22.2 million in restricted cash related to Adjuvant.
Now to remind everyone, our revenue recognition is based on unit shipments from our warehouse to distributors. In Q3, those shipments were the initial stocking orders for the Phexxi launch. Q4 shipments were lower, with reorders coming mainly toward the end of the quarter to replenish inventory that was depleted by increasing shipments from the distributors to retail pharmacies during the quarter.
As expected, unit shipments in Q1 2021 are on track to exceed total unit shipments last year. We believe this reflects increased market demand, even before the “Get Phexxi” DTC campaign launched, and gives us confidence that gross revenues are moving firmly in the right direction for the current quarter.
Also, I want to point out that we closed 2020 with approximately six months of inventory on hand, and we have ample manufacturing capacity to meet anticipated demand for the foreseeable future, including the expected impact of the “Get Phexxi” campaign.
With that I'll turn it back to Saundra.
Saundra Pelletier
Thanks, Jay. There are moments in time when categories change, when the culture and the climate of a given standard changes forever, because it is no longer feasible. The time for women to have to take a hormone every single day when they don't have sex every day is, quite frankly, over. More importantly, the solution puts control in the hands of women. Men have had the option to have sex on-demand safely for years, but women have not had that same freedom, or access to an FDA approved on-demand method with no hormones. That's what makes this time right for Phexxi .
There are 21 million women in the U.S. that are at risk for pregnancy, who are not using hormonal birth control. They have demonstrated through their actions that they are not going to take hormones. Some women are using non-prescription contraception, such as barrier methods, withdrawal, or periodic abstinence. Others are using no contraception at all, despite the fact that they have an 85% relative risk of getting pregnant within one year if they continue to have unprotected sex.
We believe that a very conservative acquisition percentage of these 21 million women makes this potentially a $1 billion opportunity. And in addition to these 21 million women, there's another 19 million currently using a prescription contraceptive, some of whom - particularly pill users - may already be considering moving to a hormone free on-demand method.
Factoring conservative levels of uptake from this segment as well, we believe that Phexxi's peak revenue potential could be as high as $1.4 billion to $2.3 billion. And again, this is based on only single-digit acquisition percentages of women in each of these groups.

Phexxi sales from wholesalers to pharmacies have established a very strong growth trend since launch. On average, we've seen greater than 20%-unit growth in the last three months. This is the best leading indicator of demand. And I want to point out, February was a short month, hampered by weather events across the country that shut down several states, but despite that, it was our strongest sales volume month-to-date. We reached a new high for weekly sales the last week in February following the launch of the “Get Phexxi” ads on television.
Phexxi prescription continue to grow despite COVID-19, despite the holidays, and the recent polar vortex. Since the Phexxi launch in September of last year, our marketing efforts have been growing and setting a strong foundation with a strong footprint with consumers. But it was crucial that we escalate those efforts to ensure that we drive the mass reach needed to break through.
In 2021, our focus and goal is to rapidly increase awareness and to drive demand. In doing this, we'll bring more women to the top of the funnel, then actively work to move them through the funnel all the way to conversion. We estimate every 1% increase in Phexxi awareness translates to approximately $30 million in gross revenue.
As of today, we have IQVIA data through the week ending February 12. Total Phexxi prescriptions hit new weekly highs in each of the first two weeks of the month, leading into the launch of our DTC campaign on Valentine's Day, which we anticipate will have a very significant impact on the Phexxi growth curve.
As you know, we launched Phexxi in September of 2020, and we launched it with a hybrid commercial team. We have 59 Evofem representatives in the field, working with 11 regional managers and calling on roughly the top 3500 accounts and 10,000 healthcare provider targets. They're complemented by a telesales team contracted with Archer Healthcare that we're using to reach HCP targets in remote geographies, or where in-person access has been rendered impossible during the COVID lockdown.
Both our Evofem and Archer reps are focusing specifically on healthcare providers who are likely to write Phexxi based on their contraceptive prescribing history and attitudinal segmentation.
I am very pleased to say that our well trained, focused and committed sales organization continues to deliver impressive results. As of February 12th, more than 2650 healthcare providers have prescribed Phexxi.
Jay and I both mentioned the “Get Phexxi” campaign and its impact already several times. But I want to take a step back. I want to make sure that you understand what we're referring to exactly.
This high impact, dynamic campaign is designed to reach women in a purposeful and a targeted manner. It encompasses television, streaming and digital channels, and leverages influencers and partnerships with the ultimate goal of driving demand for Phexxi. The “Get Phexxi” ads highlights some of the struggles that women face when they choose among the many available methods of contraception. Whether it's the lack of control with condoms, constant daily use of the pill, or abstinence required for cycle tracking, the women featured in the commercials represent real life drawbacks that Phexxi can help eliminate as a hormone free, on demand birth control method.

In just the first two weeks after “Get Phexxi” launched, our ads generated 115 million views and impressions across all media channels. Phexxi brand awareness doubled from January. To put this in perspective, we were tracking at about 4%, and it was literally like flipping a switch. We went boom immediately to 8% in one month.
Organic searches for Phexxi have increased 362% since launch, and direct web traffic, meaning people typing in phexxi.com in their browsers, is up 200%.
Actions on phexxi.com have also increased dramatically. Telehealth bookings and fulfilment by our third-party mail-order pharmacy reached new weekly highs for both weeks ending February 19th and February 26th. For the week ending February 26th, over 300 telehealth appointments were booked, and 100% of those were completed, and Phexxi was prescribed and dispensed to 100% of these women.
And again, we're not even really seeing the impact of the “Get Phexxi” DTC campaign on prescribers or total prescriptions yet, because we only have data through February 12. So, stay tuned.
Another initiative we expect that will positively impact Phexxi uptake is our collaboration within NCODA. Our collective goal is to support female cancer patients as they decide which contraceptive option best meets their unique individual needs.
There are more than 800,000 new cases of cancer reported in women in the U.S. every single year. Many cancer treatment protocols require female patients of reproductive age to use birth control while they undergo treatment. And the vast majority of oncologists will not permit their patients to use hormonal birth control.
If you just look at breast cancer alone, The American Society of Reproductive Medicine recommends that all women who are suspected or known to have breast cancer or who have had it in the past should avoid hormonal contraception.
So, if you consider the anticipated impact of the DTC campaign on Phexxi uptake, as well as the heightened awareness that we aim to build among oncology pharmacy teams and the patients they serve, we expect the Phexxi uptake curve will increase dramatically from where it was in December and January.
Market access remains a priority. We're proud to have 55% of commercial lives covered and additional coverage through the Medicaid National Drug Rebate Program that covers 17 million women aged 19 to 49. And already we have multiple plans with Phexxi at zero co-pay.
We continue to offer our co-pay support program to women whose plans don't yet cover Phexxi or that have it on formulary with a co-pay of over $30 for Phexxi, because access is our near-term priority.
Meanwhile, we're working diligently through multiple channels to achieve our goal of affordable access to Phexxi for all women. This includes advocating for the Office of Women's Health to update and expand its contraceptive categories to include a new category, vaginal pH modulator, to reflect Phexxi's unique mechanism of action. We believe this mandate will increase coverage for women of reproductive age under ACA.

Contraceptive choice should not be a luxury available just to some women. Every woman deserves to choose the method that's right for her individual health and her unique circumstances.
So now I quickly want to pivot and just talk to you briefly about our STI prevention program. Our next asset in development is EVO100 for the prevention of the two most common STIs, chlamydia and gonorrhea. This is a late-stage program and a near-term opportunity. And STI prevention is another potentially large market with a clear unmet medical need.
STI prevention is critically important, now more than ever, because rates of chlamydia and gonorrhea have climbed in 2018 for the fifth consecutive year in a row in the United States, with 1.8 million cases of chlamydia and 600,000 of gonorrhea. But here's why it matters. Many STIs are asymptomatic. They go undiagnosed, they go untreated. And that's very problematic for two reasons.
One, there are serious health consequences for infected people. If it's left untreated, some infections will cause pelvic inflammatory disease, infertility, or severe complications in pregnancy and for newborns.
And the infected person can unknowingly infect sexual partners. That's why the CDC says anyone who's sexually active can get gonorrhea or chlamydia. And in the U.S. alone, there are 78 million sexually active women and they are all potentially at risk for STIs.
So in October, we initiated our pivotal Phase 3 trial for EVO100. This trial will enroll 1730 women at 90 U.S. study sites, and 59 of these sites have already been activated. We continue on track to complete our enrolment by the end of this year, and we expect to report top line results in the first half of 2022. This will keep us on schedule to file the NDA for these potential indications by the end of next year.
And again, I want to say it again. There are 78 million women at risk for these STIs in the U.S. alone. So, we believe this makes this a significant market opportunity.
So, I'd like to end with the word that I started with - execution. Yes, the pandemic is making our efforts challenging, but I want to assure you that we are an organization that continues to find solutions to create access to Phexxi no matter what. We're just getting started. And if you have any doubt about whether this is the right time for Phexxi, I want to remind you, in just two weeks of our “Get Phexxi” campaign, the search for Phexxi is up 362%.
So, with that, I'd like to open the call for questions.
Question-and-Answer Session
Operator
Thank you. [Operator Instructions] Our first question comes from the line of Jeff Hung with Morgan Stanley. Your line is now open.

Jeff Hung
Thanks for taking the questions. What was the average price per script in fourth quarter? And how do you do that changing over the course of 2021 as it relates to the DTC campaign, and the dynamics and duration of the co-pay assistance program? And then I have a follow-up.
Saundra Pelletier
Yes, no, thank you, Jeff, for the question. I'm going to have our CFO, Jay File address that.
Jay File
Sure, thanks. Good to hear you, Jeff. Yeah, no great question. And, you obviously heard Saundra and I talk rather extensively about how significant the co-pay program is for us at launch, all the way through, obviously, building upon the DTC campaign. So with that, obviously, we've got a high GTN adjustment, at least through the end of the year. Now, ultimately, we do anticipate that that is ultimately a moving target for us. And it's going to continue to shift depending on the ultimate mix of usage over time. And we do, though, expect that to improve as the year progresses and into 2022.
So right now, if you just do it straight off financials as presented, it was about an 80% adjustment. I'll do the math for you. Does that give you a little bit of the clarity that you're hoping for?
Jeff Hung
Yeah. That's helpful. Thank you. And then I guess with regards to the NCODA collaboration, what proportion of the 800,000 new cases of cancer recorded most women are of childbearing age? And are there specific subgroups within these women that you think are easier to reach first? Thanks.
Saundra Pelletier
Yeah, so, basically out of the 800,000 it's about 60% are childbearing age. And to be candid, it really is that 60% that we think are the main targets. Because right now, at the end of the day, before Phexxi was approved, the only other product that these oncologists had access to was a copper IUD. And, in my own experience, being a cancer conqueror - I don't say survivor, I'd say conqueror - but a lot of oncologists, after women have gone through treatment, and they have suffered enough, the oncologists are very mindful to make sure that they want to give women something that they can tolerate. And a lot of women have had a lot of serious side effects with the copper IUD.
And so frankly, when our product got to market, a whole oncology team that I spoke to myself personally said, it's almost like you designed this for cancer patients in mind.
Now, certainly, these women are on top of these 21 million that we talked about, that currently are not using hormones and these are the women on top of what we believe are pill users who are looking for something different. But we really believe this is a low hanging fruit. And the one thing I want to say is that being a cancer patient myself, I feel like I can speak to this audience in a way that's different, that's authentic.

And the final thing I want to say is that one of the oncologists I spoke to, and we had this in the script, but I was encouraged to take it out - but now that you asked Jeff, thank you, by the way, I can say it - is that the oncologist said to me look, when men are in treatment for prostate cancer, the number one thing they ask is, will they still be able to get an erection? And can you imagine if a woman in cancer treatment started talking about her sexuality? Can you imagine if she started talking about her orgasms what we would think of her?
So, there's still inequity even in cancer patients. The reality is, these women have so much vaginal dryness, they have bleeding, they have pain with intercourse. So, the lubricating properties of Phexxi make it so advantageous for these patients. So, I'm really proud. This is a bit of a passion project for me. But I'm very, very proud that these women need an option and they're still seeing their doctor no matter what, believe it when you're in cancer treatment, it doesn't matter what's happening in the world, you're still going to your doctor.
And so, we are very excited that this is a bit of a low hanging fruit that will add a lot of value to women, by the way, but I think it will also really deliver in the growth of access and our prescriptions.
Jeff Hung
Thanks so much, Saundra.
Saundra Pelletier
Yeah, thanks, Jeff.
Operator
Thank you. Our next question comes from the line of Annabel Samimy with Stifel. Your line is now open.
Annabel Samimy
Hi, all thanks for taking my question. I had a few. And I guess the first one is to what extent, for those patients who have started, are you able to convert these patients into repeat users? Do you have any kind of refill rate at this point? Are you on track with your expected per-patient prescriptions per year? And then I guess this somewhat goes hand in hand with the next question.
But if you could give us a little bit more granularity on payer adoption - looks like it's still a 55%. What are your expectations for payer adoption going forward? And if there's any sense of what percent are unrestricted versus restricted? And open access, preferred, non-preferred, and how might that play into the gross to net at this point? So, it's a little bit loaded, but I'll continue - I'll follow up later.
Saundra Pelletier
Yep, no, thank you Annabel. That's great. So Russ, could I get you to start if you don't mind and talk about the refills and the patients and the conversion? And then we'll circle back to the payer question?

Russ Barrans
Happy to do so. One of the things that we are so excited about is that we're able to do a small research project with 127 women who had completed their first full month of Phexxi and the questions we asked them that are relevant to this question were, specifically is your intention to continue to use Phexxi, what's your intention around recommending it to a friend, et cetera.
So we saw 89%, which is right about almost what we saw coming out of the clinical trial where it was about 90%, that said that they were they were intending on using Phexxi as they continued to move, but this is nice, because it's real-world data, of course. And 82%, which is a very similar number to what we saw, again, with the clinical trial said that they would recommend it to a friend.
Now one of the things that I have to kind of just caution everyone on in terms of the refill rate is that because Phexxi is an on-demand method that isn't like an oral contraception or statin or something that you might be on an ongoing basis, we know that the refill rates will be different from woman to woman. And we also know that what happens now that physicians are getting experience with Phexxi is they’ll, for example, say to the woman, how often are you sexually active. And if she starts approaching sexual activity of 10 or more times a month, what they will now do is write the prescription that says that the prescription is for 24 applicators, not for 12. And those don't get captured as refills, because it's a size difference from the initial 12 in one box in that regard. So we're going to need data probably for five or six to seven months in order to understand what the real refill rate looks like.
So we're really focused now on the units. What are the units that are going forward, and how much are new prescribers coming online, and those kinds of metrics - and those are all really encouraging. So we do believe that the adherence and the continuation is going to be very high for Phexxi. But as of yet, we don't have the IQVIA data to really know for sure what that rate looks like.
Saundra Pelletier
And then, just to touch on the payer question. So a couple things I want to say. And then we actually have our internal expert, Harry Jordan, who's in charge of all the payer initiative. He perhaps forgot more about the payer initiatives, than most of us will ever know. But I do want to say that 55% coverage of commercial lives is where we are today. And we do have our co-pay program in place so that healthcare providers and patients won't feel cost constraints around prescribing or obtaining Phexxi.
I’d like to see Harry if you're there, if you could jump in, so you could give Annabel much more crisp insight on what are our initiatives and steps that we plan to do to increase coverage?
Harry Jordan
Absolutely, so thank you, Saundra, and hopefully you can hear me okay. So I think your first question was about where do we expect our payer coverage to go. So, we're at 55.1% right now. And as you know, the PBMs - the pharmacy benefit managers - they control roughly about half the lives, the top three PBMs control about half the lives across the U.S. We currently are working with them. We continue to have communication with them. However, they usually are looking for pretty deep discounts and rebates, especially when you have a new product and you don't have any market share.
So, our number one goal is to drive demand and market share and that will give us more leverage as we go into the year.
Second to that, when you look at zero cost right now, we roughly have about 4.6% of lives covered under zero dollars, 0.7% under preferred, and between covered new to market and normal coverage non-preferred tier is roughly about 49% of those covered lives.
So, we do have a lot of plans across the U.S. that have made positive coverage decisions, in spite of what the PBMs do to try to get more markets - get more rebates from a new product when it first launches.
Annabel Samimy
Just on that note, if there's any stalling in adoption by the PBMs, is there any thought to changing the co-pay assistance, or the first prescription co-pay all the way down to zero to maybe help with the gross to net and give you a little bit more juice as you're trying to work on the coverage?
Harry Jordan
Yeah, absolutely. So, we constantly - that's one of the nice things about our co-pay assistance program is that we can change the business rules as we see fit, right. So, it's very important that we - the payers see the demand. And so, we work through the prior authorizations so they see this demand. But we also don't want to hold up in and thwart the demand by holding up the process with the PAs. So, what we do is we make sure that number one that patients get the product, and then we work with prior authorizations on the back end, which we're finding out a lot of these prior authorizations are fairly simple and easy to handle.
Annabel Samimy
All right, great. I'll follow up later. Thank you.
Saundra Pelletier
Okay. Thanks, Annabel.
Operator
Thank you. Our next question comes from the line of David Amsellem with Piper Sandler. Your line is now open.
David Amsellem
Thanks. So, just have a couple. So, on the payer landscape, can you say what portion of covered commercial lives have access at zero co-pay currently? And then, in that

55% that you say have access, would you characterize that as hassle free? Or is there some utilization management involved that we should be aware of, at least in a meaningful sense, in that 55%?
And then lastly, I want to make sure I got all your comments about the 19th pregnancy category - sorry, contraception category straight - but I wanted to make sure I got those - was clear on that. So, do you have sort of a sense of when we're going to hear on that - when we'll definitively know if Phexxi’s going to get it's unique category? Thanks.
Saundra Pelletier
Okay. So, Harry, since you're warmed up and you’re on a roll, would you like to start with David's question? And then once we get to the ACA, you and I can handle it in tandem?
Harry Jordan
Absolutely. Yes. So thanks, David. Yes, zero-dollar co-pay right now, roughly about 4.5% of those lives fall under that - roughly about 8.3 million lives across the U.S. that we know plans that have made decisions around it.
There's also state laws, there's roughly 12 states that mandate either zero-dollar co-pay or very low co-pay, based on the patient. So, it's hard to track exactly, because if you have a plan that's covering in a non-preferred tier, but because of the state laws, they supersede that. So, that 4.6% could be more, but they're just the plans that we're tracking. And I forget your second question around the ACA, I know, it's ACA, but you had a question…
David Amsellem
That was on utilization - it was on utilization management and just on the 55%, yeah.
Harry Jordan
Got it. So, we roughly have about 18% of commercial lives that's unrestricted. And there is some restrictions, the restrictions are typically prior authorizations that require it to be used to label. And so, and again, like I mentioned, it's they're fairly mundane prior authorizations that we work through.
Saundra Pelletier
And then, David, so to speak about - talking about ACA, and talking about the 19th category, and Harry, please feel free to add anything. I mean, look, one of the things that we feel is a positive lever for us, is vaginal pH modulator, and the fact that there is a huge subset of women that are clinically contraindicated for hormones. This isn't just saying, let's just put another product in the armamentarium that’s “me too like everybody else, and like everything else. We feel that there is serious clinical leverage, that there is a subset of women that do not have a suitable option. So, we hired a well-known lobbyist, he has 35 years history working in the healthcare field, and he has 28 years' experience lobbying Democrats in Congress and the Democratic administration to help support awareness for Phexxi.

We also have been working with these very large, very serious advocacy groups that are very loud and very influential around making sure that women are prioritized. And that they really believe that contraception is an essential tool in preventative health and economic wellbeing of U.S. women. And I can assure you that they are completely on the Phexxi bandwagon. They believe that it has been for too long that women have not had an option like this.
So, we're working with this lobbyist. We're working with these advocacy groups, and we're actually working very heavily trying to influence politicians. And I would tell you that it is - I am optimistic about that. So, we're encouraged.
But here's what I would tell you, COVID has put everything. And, and I'm not trying to make an excuse, but COVID has made this less of a priority for everybody. So, we've tried to continue to escalate this, we've tried to continue to push on all the doors that we can simultaneously. So, I don't know if, Harry, you want to jump in, because David's exact question was, what do you think about timing around this? And I don't know, if you have any more clarity than I have about what would be the timing he could expect.
Harry Jordan
Yeah, here's what I will say to that. We've gotten some really good responses from some several Senators' offices. They understand that the birth control chart is way behind being updated. It hasn't been updated since its inception 10 years ago. And so, they are working with us to push the Office of Women's Health to update the chart. As far as timing, that's something that's really out of our control. All we can do is keep the heat on and keep the pressure on. And - but our hope is that we would hear something this year, and be able to obviously act on it from a payer perspective.
David Amsellem
Okay, that's helpful. Just to be clear, though, in parallel though, you're working with and having discussions with commercial plans about zero co-pay coverage? So can you talk qualitatively how those discussions are going?
Harry Jordan
Yeah, absolutely. I think our position is that Phexxi should fall under the mandate and be covered at zero dollars. You can understand that the pharmacy benefit manager will take an opposition to that, because they don't want to pay for anything they don't have to. So, we continue to work and educate them about the product, our mechanism of action. And we do it in a manner -- we're in front of them as much as we can, we've brought in our Chief Medical Officer with many of those meetings. We recently had a meeting with the one of the larger payers in the country. So we continue to have those conversations. Obviously, it's easier when - if you have a mandate, because then they can't fight that, but we continue to have those conversations moving forward.
David Amsellem
Okay, all right thanks.

Saundra Pelletier
Well and just to say this… yeah sorry, and David just one more thing, just to say is that, look, the tough thing, right, the tough thing is balancing access versus these what Harry's too politically correct to say this, but some of these rebates that they're requesting are exorbitant, they are insane. And they want us to sign these contracts for three to five years with these deep discounts, that it's just not responsible.
It's not a responsible strategy for our shareholders. And so, because of that, we have purposely put our heels in the ground to say, we just can't do that. So, we don't want to do it to the detriment of women. But what we're trying to do is push on this ACA door as hard as possible, because should that come to fruition, by the way, then they're not going to have a choice. Then they're going to have to cover us and we're not going to have to be held our feet to the fire with these insane rebates.
So that's what the tough balance is. It's not that we couldn't get the coverage. It's that we right now, just don't think it's prudent. And we don't think it's a smart business strategy. Because they feel like they're getting these rebates from some players. So, they think, well, you either play ball by our rules or forget it. So, we're trying the opposite to get this ACA coverage first, and - while we're continuing to try to influence them in every way that we can.
David Amsellem
Okay, thanks, Saundra.
Operator
Thank you. Our last question comes from the line of Ram Selvaraju with H.C. Wainwright. Please go ahead. Your line is now open.
Ram Selvaraju
Hi, thanks so much for taking my questions, just three pretty quick ones. Firstly, I was wondering if there's likely to be a substantial difference in not only a level of demand, level of interest from both patients as well as prescribers within the cancer patient population, but also whether there's likely to be a substantial difference there with regard to willingness of commercial plans to cover the product, or if you don't anticipate there being a significant difference between that sub-segment versus the market as a whole?
Secondly, I wanted to ask if you had seen any clear indications emerging from among the practitioner group who have already written prescriptions for Phexxi regarding what percentage of that group are likely to be definitive repeat prescribers of the product.
And then lastly, I wanted to know if you could comment on, specifically, timing placements of TV ads for Phexxi during the day, what times do these ads typically air? Do you expect that to change over time, especially over the course of the next few? Thank you.

Saundra Pelletier
Great. Thank you so much, Ram. Okay. So, Russ, I'm going to ask you to answer Ram's question around the repeat prescribers and around the timing of the television ads and when those are placed. And I'm going to just start with the cancer question.
Ram, I have to tell you, you have read behind the line, meaning that the short answer is, yes. An unbelievably key lever is this cancer population in getting these plans to open-up their mindset around coverage.
Look at first, everybody wants to say no, they’re just “no” driven. They think the category of contraception is crowded; they think there's tons of generics out there; they, at first, out of the gate, wonder why there's even a new contraceptive product. But once we have the opportunity to not just talk about non-hormonal, but to talk about all of these women -and by the way, not just cancer patients, but there's a huge number of patients that have clinical contraindications, whether their BMI is high, whether they're smokers - but the cancer patients, because these women are so vulnerable, it has been such an important factor in our ability to influence decision makers. And look, at first, I will be candid, and Russ will tell you this, that at first, the commercial team, they wanted me to go away on a silent vacation, they were like Saundra, we are not going down the cancer road. And I kept saying, we have to, we have to. And so anyway, finally, I think I wore them down. But in the end, the whole commercial team agrees now that it has been such a critical piece of the Phexxi story, because it's just such an important thing to say this is for every woman. And it doesn't matter what your BMI is, it doesn't matter what other medications that you're on, but particularly if you are a cancer patient.
So yes, it's been an important lever, getting them to decide quicker, and getting them to not have to be so controversial. It's easy. They almost feel like they're becoming the good guys, because they're helping these poor cancer patients. And so, it's been very, very important.
Now, the layer of your question, which was ‘are there some times that they're just covering it for cancer patients'?’ The short answer is, yes. But we are trying to get those places to really share those stories and the oncologist to have more influence to say, this should be for a variety of different women because by the way, there's a lot of young women that are worried about their health future, they're worried about what's going to happen if they use different medications for periods of time, and they should also have access to something non-hormonal.
So, we are definitely utilizing that to our benefit. And that was a long answer. Sorry about that. But Russ, will you transition to the repeat prescribers and the TV ad?
Russ Barrans
Sure. So, as we mentioned, we currently have about 2600+ HCPs that have written a prescription and about 40% of those have repeat prescribers as you start looking at the months from December, January, February, we start seeing that the numbers continue to be closer to 50% that have - are writing a second prescription.
So, as the new prescribers come into to the channel, we are seeing them continue to write. We've already seen a couple of prescribers that have written over 100 prescriptions each. So, there's variance from those who have written few to those that have already really adopted this into their armamentarium.
And then the other question is on the television and on where they'll see this? And as Saundra already mentioned, this is across all media channels, both cable and over the air in like Hulu and places like that. YouTube TV as well as on YouTube streaming. And what we've really selected to do is, is that we are going out to where our audience is. So, majority of those are actually airing in evening hours, but it can start earlier depending on where you're at in the country.
But the key that's really interesting is this is Ram, we got some eyebrows raised by people who said, why don't you go back to cable, cable’s so yesterday. But what we knew was this - from our research, we had worked with our media placement partner, and they came back and said, because of COVID, we have this return that's going on where people are spending more time, women are spending more time back in some of the traditional channels like cable, and that has proven to be so true already for us as we've just gotten the anecdotal responses from our target audience over and over again, saying, now I was just watching the show and here was your ad. So, it's primarily evening hours, but it is where our target audience is. And it's been resonating with them as Saundra already suggested with well over a 350% increase in search for Phexxi.
Ram Selvaraju
Just as a clarificatory point there. I was wondering if you could confirm whether or not there are ads for Phexxi currenrly running on streaming platforms or not?
Russ Barrans
Yes, there are.
Ram Selvaraju
Thank you.
Operator
Thank you. This concludes today's question-and-answer session. I will now turn the call back to Saundra Pelletier for closing remarks.
Saundra Pelletier
I just want to thank everybody for taking your time to listen to our update and for joining us and we really appreciate your ongoing interest. We appreciate your support of women's health. And we look forward to speaking to you soon and I hope you have a great rest of your day. Bye, bye.
Operator
Ladies and gentlemen, this concludes today's conference call. Thank you for your participation. You may now disconnect.